Exhibit (a)(3)

AMERICAN TOWER CORPORATION

ELECTION FORM

Pursuant to the Offer to Exchange dated June 24, 2003

☐	A list of all of my options appears on the “Personnel Option Status” report included in this mailing. The list includes (a) those with an exercise price which is $10.25 or greater and, therefore, which are eligible for exchange (the “Eligible Options”), (b) those with an exercise price which is not $10.25 or greater and, therefore, which are not eligible for exchange, and (c) those granted since December 23, 2002 which, if they have an exercise price lower than the highest price options you are tendering, are required to be tendered (the “Required Options”).

I wish to offer for exchange the Eligible Options listed in the table below. I understand that if my offer is accepted I will receive a new option to purchase two shares of Class A Common Stock for every three shares of Class A Common Stock issuable upon the exercise of a surrendered option, as more fully explained in the Offer to Exchange. In addition, I understand that listing any specific options in the table will result in my automatic tender of all Required Options identified in the “Personnel Option Status” report.

Option Number	Grant Date of Eligible Option	Number of Eligible Option Shares	Exercise Price of Eligible Option	Number of Shares Exercisable under New Option*

* Number of shares will be two-thirds of “Number of Eligible Option Shares” (column 3), rounding all fractional shares to the nearest whole share. The exercise price will equal the closing price of our Class A Common Stock as reported by the New York Stock Exchange on the new grant date. Each new option will be issued under our 1997 Stock Option Plan, as amended and restated.

☐	I do not wish to offer for exchange any Eligible Options.

Please complete and sign this form and return it to Ms. Suzanne Walsh, by hand delivery or regular or overnight mail, at American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116. Delivery by facsimile or email is not acceptable. The deadline for receipt of this election form is no later than 5:00 P.M., Boston time, on August 1, 2003.

Date:

Signature

Name (please print)

Social Security Number

To: American Tower Corporation

Pursuant to the Offer to Exchange dated June 24, 2003 (the “Offer to Exchange”), I have tendered the Eligible Options indicated on the reverse side of this Election Form. In addition to the representations and acknowledgements by me on the reverse side of this Election Form, I hereby represent and acknowledge the following to American Tower Corporation (the “Company”):

•	Any Eligible Options tendered by me on the Election Form are tendered subject to the terms and conditions of the offer as set forth in the Offer to Exchange, a copy of which I acknowledge having received and read.

•	I have full power and authority to tender the Eligible Options indicated in my Election Form.

•	All authority conferred or agreed to be conferred in my Election Form regarding the option(s) I have tendered shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns.

•	The Company’s acceptance for exchange of options tendered pursuant to the offer will constitute a binding agreement between the Company and me, upon the terms and subject to the conditions of the Offer to Exchange.

•	If my offer to exchange Eligible Options is accepted, I acknowledge that I will have no right, title or interest to my tendered Eligible Option(s) indicated in the table on the reverse side of this Election Form and any Required Option(s) (whether or not indicated in the table) and any certificates or other documentation evidencing such option grant(s) shall be void and of no further effect.

•	If my offer to exchange Eligible Options is accepted, I acknowledge that the new option(s) I receive:

•	will constitute a right to purchase two shares of Class A common stock for every three shares of Class A common stock issuable upon the exercise of a surrendered option.

•	will not be granted until on or after the first business day that is six months and one day after the date when my tendered options are accepted for exchange and canceled by the Company.

•	may not be exercised for an additional six months after receiving the grant.

•	will be subject to the terms and conditions of the 1997 Stock Option Plan and a new option grant agreement between the Company and me that will be forwarded to me after the grant of the new options.

•	I also acknowledge that I must be an employee of the Company or one of its eligible subsidiaries from the date when I tender options through the date when the new options are granted and otherwise be eligible under the 1997 Stock Option Plan on the date when the new options are granted in order to receive new options. I further acknowledge that if I do not remain such an employee, I will not receive any new options or any other consideration for the options that I tender and that are accepted for exchange pursuant to the offer. If I pass away, become disabled, terminate with or without a good reason or am terminated with or without cause before the date when the new options are granted, then I will not receive anything for the options that I tender and that are accepted for exchange pursuant to the offer.

•	I recognize that as set forth in Section 6 of the Offer to Exchange, the Company may terminate or amend the offer and reject or postpone its acceptance and cancellation of any and all options tendered for exchange.

•	If my offer to exchange Eligible Options is accepted, I acknowledge that I will be ineligible to receive any new grants of options for a period of six months and one day after the expiration date of the offer.

•	I have read, understand and agree to all of the terms and conditions of the offer as set forth in the Offer to Exchange dated June 24, 2003.

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